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                                                                    Exhibit 12.1


                         Delco Remy International, Inc.


                Computation of Ratio of Earnings to Fixed Charges
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
                                                               For the Year Ended July 31
                                                      --------------------------------------------------------------
                                                                                                        Pro Forma
                                                          1995            1996             1997            1997
                                                      -------------   --------------   -------------   -------------
Earnings:
     Income (loss) from continuing operations
     before income taxes (benefit), preferred
     dividend requirement of subsidiary and
     minority interest.............................   $    18,569     $    13,312       $   (10,737)   $     1,242
     Total fixed charges...........................        21,076          31,346            42,842         36,770
     Less preferred stock dividend requirement.....        (2,328)         (2,527)           (2,747)            --
     Less interest capitalized during period.......            --            (393)               --             --
                                                      -------------   --------------   -------------   -------------

Total earnings                                        $    37,317     $    41,738       $    29,358    $    38,012
                                                      =============   ==============   =============   =============

Fixed charges:
     Interest expense..............................   $    18,432     $    27,367       $    38,774    $    35,449
     Interest capitalized during period............            --             393                --             --
     Preferred stock dividend requirement..........         2,328           2,527             2,747             --
     Implicit interest in rent expense.............           316           1,059             1,321          1,321
                                                      -------------   --------------   -------------   -------------

Total fixed charges................................   $    12,076     $    31,348       $    42,842    $    36,770
                                                      =============   ==============   =============   =============

Ratio of earnings to fixed charges.................           1.8x            1.3x            --(a)            1.0x
                                                      =============   ==============   =============   =============
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     (a) The deficiency of earnings to fixed charges was $13.5 million.
Excluding the restructuring charge, the ratio of earnings to fixed charges would have been 1.5x.